                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                (UNAUDITED)
                      (Millions, except share data)
                                                  2000             1999
                                               -----------     -----------
Basic Earnings Per Common Share

Income before extraordinary items              $     205.7     $     378.4
Less dividends on preferred shares                              (     36.7)
                                               -----------     -----------
Income available to common stockholders
 before extraordinary items                          205.7           341.7
Extraordinary items                             (     19.8)     (     12.1)
                                               -----------     -----------
Net income available to common stockholders    $     185.9     $     329.6
                                               ===========     ===========

Weighted average shares                        312,473,220     279,677,558
                                               ===========     ===========
Basic earnings per share
 Before extraordinary items                    $       .66     $      1.22
 Extraordinary items                                  (.06)           (.04)
                                               -----------     -----------
   Total                                       $       .60     $      1.18
                                               ===========     ===========

Diluted Earnings Per Common Share

Income available to common stockholders
 before extraordinary items                    $     205.7     $     341.7
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible
  Notes due 2006, net of tax                                            .3
                                               -----------     -----------
Income available to common stockholders
 plus assumed conversions before
 extraordinary items                                 205.7           342.0

Extraordinary items                             (     19.8)     (     12.1)
                                               -----------     -----------
Net income available to common stockholders    $     185.9     $     329.9
                                               ===========     ===========

Weighted average shares                        312,473,220     279,677,558
Plus incremental shares from assumed
  conversions
  Employee stock plans                           4,065,766      10,796,201
  8 1/4% Convertible Notes due 2006                              1,090,473
  Preferred stock                                                1,169,000
                                               -----------     -----------
Adjusted weighted average shares               316,538,986     292,733,232
                                               ===========     ===========
Diluted earnings per share
  Before extraordinary items                   $       .65     $      1.17
  Extraordinary items                                 (.06)           (.04)
                                               -----------     -----------
     Total                                     $       .59     $      1.13
                                               ===========     ===========


The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                                      25,862,243